UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100

Westlake, TX 76262

(Address of principal executive offices, including Zip Code)

(817) 961-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 13, 2015, Solera Holdings, Inc. (“Solera” or the “Company”), through its indirect, wholly-owned subsidiary, Claims Services Group, Inc. (“Claims Services Group”), entered into an Equity Purchase Agreement (the “EPA”) with WCAS SRS Co-Investment, L.P. (“WCAS SRS”), SRS Investment Holdings, Inc. (“SRS”) and Welsh, Carson, Anderson & Stowe XI, L.P. (“WCAS”), pursuant to which Claims Services Group will acquire all equity interests in SRS currently held by WCAS SRS (the “SRS Equity Buyout”) for a purchase price of approximately $594.8 million, plus WCAS’ approximate share of SRS’s present cash balance, which share is $25.0 million. The purchase price payable in the SRS Equity Buyout was negotiated with WCAS and was not determined based on the existing “call option” or “put option” formulas provided in the stockholders agreement governing the SRS joint venture. At the completion of the SRS Equity Buyout, Claims Services Group will hold all of the equity interests in SRS. The stockholders agreement governing the SRS joint venture, the related registration rights agreement and certain other affiliate agreements will each terminate as of the closing of the SRS Equity Buyout, subject to the survival of certain customary covenants. The EPA contains customary covenants, representations and warranties, as well as customary releases by the parties.

Solera intends to fund the SRS Equity Buyout with a portion of the net proceeds of the Offering (as defined below). The SRS Equity Buyout is subject to certain customary conditions, including certain conditions related to the Offering. The SRS Equity Buyout is expected to close immediately following the Offering.

A copy of the press release announcing the SRS Equity Buyout is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosures.

In connection with the Offering described below, Solera disclosed to potential investors that as a result of the SRS Equity Buyout, SRS will join the Company’s U.S. consolidated tax group, and that due to the additional financing for the SRS Equity Buyout there is an increased likelihood that the Company’s U.S. consolidated tax group will remain in a loss position for a sustained period of time and will likely require the Company to record a valuation allowance against its U.S. net deferred tax assets in fiscal year 2015. Although the Company has not yet finalized its analysis, the Company estimates that the establishment of the valuation allowance will require it to record a noncash charge that will decrease its net income for fiscal year 2015 by up to $100 million.

In addition, with SRS included in the Company’s U.S. consolidated group, the Company expects its cash effective tax rate from operations to be 24%, down from 26%.

Item 8.01.	Other Events.

On July 13, 2015, Solera issued a press release announcing that its indirect wholly-owned subsidiary, Audatex North America, Inc. (“Audatex”), plans to issue additional 6.125% senior notes due 2023 and new senior notes due 2025 (collectively, the “Notes”) in an aggregate principal amount of $850.0 million in a private offering (the “Offering”). The Notes will be guaranteed by Solera and each of Solera’s wholly-owned domestic subsidiaries that currently guarantee Audatex’s existing senior notes.

Audatex intends to use the net proceeds from the offering to fund the SRS Equity Buyout, repay all of its outstanding $200.0 million in borrowings under the senior unsecured interim credit facility that it entered into in connection with its acquisition of DMEautomotive, LLC on June 2, 2015 and pay related fees and expenses. Audatex intends to use any remaining net proceeds for general corporate purposes, including continuing to actively seek, evaluate and potentially pursue strategic initiatives. Such strategic initiatives may include future acquisitions, joint ventures, investments or other business development opportunities.

The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act. Neither the Notes nor the related guarantees have been registered under the Securities Act or any state or other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the press release announcing the private offering of the Notes is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Cautionary Information Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements about the Company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K and 10-Q and other filings with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Solera Holdings, Inc. on July 13, 2015 announcing the SRS Equity Buyout.

99.2	Press release issued by Solera Holdings, Inc. on July 13, 2015 announcing private offering of notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jason M. Brady
Date: July 13, 2015	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Solera Holdings, Inc. on July 13, 2015 announcing the SRS Equity Buyout.

99.2	Press release issued by Solera Holdings, Inc. on July 13, 2015 announcing private offering of notes.